UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 2, 2009
(Exact name of registrant as specified in charter)
001-11302
(Commission File Number)

OHIO	34-6542451
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
127 Public Square
Cleveland, Ohio 44114-1306
(Address of principal executive offices and zip code)
(216) 689-6300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers
     The Employment Agreement (the “Agreement”) with Henry L. Meyer, III, Chairman of the Board of Directors, President, and Chief Executive Officer of KeyCorp, was amended and restated (i) to exclude long term incentive compensation from the calculation of the severance payment and benefits to be provided to Mr. Meyer upon his termination under the Agreement, (ii) to exclude the tax gross-up of payments deemed to be excess parachute payments under the Agreement, and (iii) to provide that the United States Department of the Treasury’s acquisition of KeyCorp preferred stock, common stock, or warrants to purchase common stock or to purchase other types of KeyCorp equity, would not be treated as resulting in a “change of control” under the Agreement.
     Similarly, existing Change of Control Agreements for selected officers of KeyCorp (each, an “Executive”) were amended and restated (i) to exclude long term incentive compensation from the calculation of severance payments and benefits to be provided to the Executive upon the Executive’s termination under the Change of Control Agreement (if originally provided for in the Executive’s Change of Control Agreement), (ii) to exclude the tax gross-up of payments deemed to be excess parachute payments under the Executive’s Change of Control Agreement, and (iii) to provide that the United States Treasury Department’s acquisition of KeyCorp preferred stock, common stock, or warrants to purchase common stock or to purchase other types of KeyCorp equity, would not be treated as resulting in a “change of control” under the Executive’s Change of Control Agreement.
     The execution date for the foregoing documents was December 2, 2009.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1	Amended Employment Agreement between KeyCorp and Henry L. Meyer, III, effective September 1, 2009 (executed December 2, 2009).

10.2	Form of Change of Control Agreement (Tier 1).

10.3	Form of Change of Control Agreement (Tier 2).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEYCORP (Registrant)
Date: December 4, 2009	/s/ Daniel R. Stolzer
	By:	Daniel R. Stolzer
Vice President, Deputy General Counsel and Assistant Secretary

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